Filed pursuant to Rule 424(b)(2)
Registration No. 333-187440

CALCULATION OF REGISTRATION FEE

Title of each class of securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.200% Senior Notes due December 5, 2016	$ 750,000,000	$ 96,600
2.250% Senior Notes due December 5, 2018	$1,250,000,000	$161,000
4.000% Senior Notes due December 5, 2023	$1,250,000,000	$161,000
5.300% Senior Notes due December 5, 2043	$ 750,000,000	$ 96,600
Total	$4,000,000,000	$515,200

(1)	Calculated in accordance with Rule 457(r).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 21, 2013)

$4,000,000,000

$750,000,000 1.20% Senior Notes due 2016

$1,250,000,000 2.25% Senior Notes due 2018

$1,250,000,000 4.00% Senior Notes due 2023

$750,000,000 5.30% Senior Notes due 2043

This is an offering by CVS Caremark Corporation of an aggregate of $750,000,000 of 1.20% Senior Notes due 2016, which we refer to as the “2016 notes,” an aggregate of $1,250,000,000 of 2.25% Senior Notes due 2018, which we refer to as the “2018 notes,” an aggregate of $1,250,000,000 of 4.00% Senior Notes due 2023, which we refer to as the “2023 notes” and an aggregate of $750,000,000 of 5.30% Senior Notes due 2043, which we refer to as the “2043 notes.” We refer to the 2016 notes, the 2018 notes, the 2023 notes and the 2043 notes collectively as the “notes.”

We will pay interest on the notes on June 5 and December 5 of each year beginning on June 5, 2014. Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount to the date of repurchase. We have the option to redeem all or a portion of the notes at any time. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Investing in these notes involves certain risks. See “Risk Factors” on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2016 Note	Total	Per 2018 Note	Total	Per 2023 Note	Total	Per 2043 Note	Total
Public Offering Price	99.962%	$749,715,000	99.887%	$1,248,587,500	99.560%	$1,244,500,000	99.806%	$748,545,000
Underwriting Discount	0.350%	$2,625,000	0.600%	$7,500,000	0.650%	$8,125,000	0.875%	$6,562,500
Proceeds, before expenses, to CVS Caremark	99.612%	$747,090,000	99.287%	$1,241,087,500	98.910%	$1,236,375,000	98.931%	$741,982,500

Barclays Capital Inc., on behalf of the underwriters, expects to deliver the notes on or about December 5, 2013. Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A/N.V. and Clearstream Banking, société anonyme, against payment therefor in immediately available funds.

Barclays
J.P. Morgan
BofA Merrill Lynch
BNY Mellon Capital Markets, LLC
Wells Fargo Securities

Guggenheim Securities	Fifth Third Securities, Inc.	BB&T Capital Markets
Mitsubishi UFJ Securities	KeyBanc Capital Markets	TD Securities
RBC Capital Markets	Mizuho Securities	Capital One Securities
RBS	SMBC Nikko	Regions Securities LLC
SunTrust Robinson Humphrey	PNC Capital Markets LLC	The Williams Capital Group, L.P.
US Bancorp	Santander

The date of this prospectus supplement is December 2, 2013

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses filed by us with the U.S. Securities and Exchange Commission (“SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms “CVS Caremark,” the “Company,” “we,” “us” and “our” refer to CVS Caremark Corporation and its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access, among other things, the registration statement, of which the accompanying prospectus is part, including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

(i)	CVS Caremark’s Annual Report on Form 10-K filed on February 15, 2013;

(ii)	CVS Caremark’s Quarterly Reports on Form 10-Q filed on May 1, 2013, August 6, 2013 and November 5, 2013; and

(iii)	CVS Caremark’s Current Reports on Form 8-K filed on March 29, 2013, May 1, 2013, May 13, 2013 (as amended on Form 8-K/A filed on May 14, 2013), July 10, 2013, August 2, 2013, September 25, 2013, November 25, 2013 and November 27, 2013; and

(iv)	CVS Caremark’s Definitive Proxy Statement on Schedule 14A filed on March 29, 2013 (as to the information under the captions “Committees of the Board,” “Director Nominations,” “Code of Conduct,” “Certain Transactions with Directors and Officers,” “Audit Committee Report,” “Share Ownership of Directors and Certain Executive Officers,” “Biographies of our Board Nominees,” “Section 16 (a) Beneficial Ownership Reporting Compliance,” “Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm” and “Executive Compensation and Related Matters,” including “Compensation Discussion and Analysis,” and “Management Planning and Development Committee Report”).

You may request a copy of any or all of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus at no cost, by writing or telephoning us at the following address:

Nancy R. Christal

Senior Vice President, Investor Relations

CVS Caremark Corporation

670 White Plains Road, Suite 210

Scarsdale, New York 10583

(800) 201-0938

S-iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein may contain certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Caremark Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to corporate strategy; revenue growth; earnings or earnings per common share growth; adjusted earnings or adjusted earnings per common share growth; free cash flow; debt ratings; inventory levels; inventory turn and loss rates; store development; relocations and new market entries; retail business, sales trends and operations; pharmacy benefit management (“PBM”) business, sales trends and operations; the Company’s ability to attract or retain customers and clients; Medicare Part D competitive bidding, enrollment and operations; new product development; and the impact of industry developments, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including, but not limited to:

•

Risks relating to the health of the economy in general and in the markets the Company serves, which could impact consumer purchasing power, preferences and/or spending patterns, drug utilization trends, the financial health of the Company’s PBM clients or other payors doing business with the Company and our ability to secure necessary financing, suitable store locations and sale-leaseback transactions on acceptable terms.

•	Efforts to reduce reimbursement levels and alter health care financing practices, including pressure to reduce reimbursement levels for generic drugs.

•

The possibility of PBM client loss and/or the failure to win new PBM business, including as a result of failure to win renewal of expiring contracts, contract termination rights that may permit clients to terminate a contract prior to expiration and early or periodic renegotiation of pricing by clients prior to expiration of a contract.

•	The possibility of loss of Medicare Part D business and/or failure to obtain new Medicare Part D business, whether as a result of the annual Medicare Part D competitive bidding process or otherwise.

•	Risks related to the frequency and rate of the introduction of generic drugs and brand name prescription products.

•

Risks of declining gross margins in the PBM industry attributable to increased competitive pressures, increased client demand for lower prices, enhanced service offerings and/or higher service levels and market dynamics and regulatory changes that impact the Company’s ability to offer plan sponsors pricing that includes the use of retail “differential” or “spread.”

•

Regulatory changes, business changes and compliance requirements and restrictions that may be imposed by Centers for Medicare and Medicaid Services (“CMS”), Office of Inspector General or other government agencies relating to CVS Caremark’s participation in Medicare, Medicaid and other federal and state government-funded programs, including sanctions and remedial actions that may be imposed by CMS on its Medicare Part D business;

•

Risks and uncertainties related to the timing and scope of reimbursement from Medicare, Medicaid and other government-funded programs, including the impact of sequestration, the impact of other federal budget, debt and deficit negotiations and legislation that could delay or reduce reimbursement for such programs and the impact of any closure, suspension or other changes affecting federal or state government funding or operations;

•

Possible changes in industry pricing benchmarks used to establish pricing in many of our PBM client contracts, pharmaceutical purchasing arrangements, retail network contracts, specialty payor agreements and other third party payor contracts.

•

An extremely competitive business environment, including the uncertain impact of increased consolidation in the PBM industry, uncertainty concerning the ability of the Company’s retail pharmacy business to secure and maintain contractual relationships with PBMs and other payors on acceptable terms, and uncertainty concerning the ability of the Company’s PBM business to secure and maintain competitive access, pricing and other contract terms from retail network pharmacies in an environment where some PBM clients are willing to consider adopting narrow or more restricted retail pharmacy networks.

•	The Company’s ability to consummate, fully integrate and to realize the planned benefits associated with the acquisition of Coram LLC in accordance with the expected timing.

•

Uncertainty relating to the effect on our net revenues, gross profit, marketing and other operating expenses and cash flows over time if the Company is unable to retain the business we have gained as a result of the Express Scripts and Walgreens contractual impasse to the extent anticipated.

•	Risks relating to the Company’s ability to secure timely and sufficient access to the products it sells from its domestic and/or international suppliers.

•

Reform of the U.S. health care system, including ongoing implementation of the Patient Protection and Affordable Care Act, continuing legislative efforts, regulatory changes and judicial interpretations impacting our health care system and the possibility of shifting political and legislative priorities related to reform of the health care system in the future.

•

Risks relating to the Company’s failure to properly maintain our information technology systems, our information security systems and our infrastructure to support the Company’s business and to protect the privacy and security of sensitive customer and business information.

•

Risks related to compliance with a broad and complex regulatory framework, including compliance with new and existing federal, state and local laws and regulations relating to health care, accounting standards, corporate securities, tax, environmental and other laws and regulations affecting the Company’s business.

•

Risks related to litigation, government investigations and other legal proceedings as they relate to the Company’s business, the pharmacy services, retail pharmacy or retail clinic industries or to the health care industry generally.

•	Other risks and uncertainties detailed from time to time in the Company’s filings with the SEC.

The foregoing list is not exhaustive. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

THE COMPANY

Introduction

CVS Caremark Corporation (“CVS Caremark”, the “Company”, “we” or “us”), together with its subsidiaries, is the largest integrated pharmacy health care provider in the United States. We are uniquely positioned to deliver significant benefits to health plan sponsors through effective cost management solutions and innovative programs that engage plan members and promote healthier and more cost-effective behaviors. Our integrated pharmacy services model enhances our ability to offer plan members and consumers expanded choice, greater access and more personalized services to help them on their path to better health. We effectively manage pharmaceutical costs and improve health care outcomes through our pharmacy benefit management, mail order and specialty pharmacy division, CVS Caremark® Pharmacy Services (“Caremark”); our more than 7,600 CVS/pharmacy® and Drogaria Onofre® retail stores; our retail-based health clinic subsidiary, MinuteClinic®; and our online retail pharmacies, CVS.com® and Onofre.com.br®.

We currently have three reportable segments: Pharmacy Services, Retail Pharmacy and Corporate.

Pharmacy Services Segment

Our Pharmacy Services Segment provides a full range of PBM services, including mail order and specialty pharmacy services, plan design and administration, formulary management, discounted drug purchase arrangements, Medicare Part D services, retail pharmacy network management services, prescription management systems, clinical services, disease management services and pharmacogenomics. Our clients are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. As a pharmacy benefits manager, we manage the dispensing of pharmaceuticals through our mail order pharmacies and national network of nearly 68,000 retail pharmacies, consisting of approximately 41,000 chain pharmacies (which includes our CVS/pharmacy stores) and 27,000 independent pharmacies, to eligible members in the benefit plans maintained by our clients and utilize our information systems to perform, among other things, safety checks, drug interaction screenings and brand to generic substitutions.

Our specialty pharmacies support individuals that require complex and expensive drug therapies. Our specialty pharmacy business includes mail order and retail specialty pharmacies that operate under the CVS Caremark® and CarePlus CVS/pharmacy® names. The Pharmacy Services Segment also provides health management programs, which include integrated condition management programs for 17 rare conditions, through our Accordant® health management offering. In addition, through our SilverScript® Insurance Company subsidiary, we are a national provider of drug benefits to eligible beneficiaries under the Federal Government’s Medicare Part D program. The Pharmacy Services Segment operates under the CVS Caremark® Pharmacy Services, Caremark®, CVS Caremark®, CarePlus CVS/pharmacy®, RxAmerica®, Accordant®, SilverScript® and Novologix® names. As of September 30, 2013, the Pharmacy Services Segment operated 30 retail specialty pharmacy stores, 12 specialty mail order pharmacies and four mail service pharmacies located in 22 states, Puerto Rico and the District of Columbia.

Retail Pharmacy Segment

Our Retail Pharmacy Segment sells prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards and convenience foods through our CVS/pharmacy, CVS®, Longs Drugs®, and Drogaria Onofre retail stores and online through CVS.com and Onofre.com.br. Our Retail Pharmacy Segment derives the majority of its revenues through the sale of prescription drugs, which are dispensed by our more than 23,000 retail pharmacists. Our Retail Pharmacy Segment also provides health care services through our MinuteClinic health care clinics. MinuteClinics are staffed by nurse practitioners and physician assistants who utilize nationally recognized protocols to diagnose and treat minor health conditions, perform health screenings, monitor chronic conditions, and deliver vaccinations. As of September 30, 2013, our Retail Pharmacy Segment included 7,601 retail drugstores (of which 7,541 operated a pharmacy) located in 42 states, the District of Columbia, Puerto Rico and Brazil operating primarily under the CVS/pharmacy®, CVS®, Longs Drugs®, or Drogaria Onofre® names, 18 onsite pharmacies, 726 retail health care clinics operating under the MinuteClinic® name (of which 718 were located in CVS/pharmacy stores), and our online retail websites, CVS.com and Onofre.com.br.

Corporate Segment

Our Corporate Segment provides management and administrative services to support the Company. Our Corporate Segment consists of certain aspects of our executive management, corporate relations, legal, compliance, human resources, corporate information technology and finance departments.

CVS Caremark Corporation is a Delaware corporation. Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS.” General information about CVS Caremark is available through our website at http://www.cvscaremark.com. Our financial press releases and filings with the SEC are available free of charge on the investor relations portion of our website at http://www.cvscaremark.com/investors. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the accompanying prospectus.

Recent Developments

On November 27, 2013, CVS Caremark announced it entered into an agreement to acquire Coram LLC (“Coram”), the specialty infusion services and enteral nutrition business unit of Apria Healthcare Group Inc. for approximately $2.1 billion. Coram is one of the nation’s largest providers of comprehensive infusion services, providing infusion therapies and nutrition services to more than 20,000 patients each month. Coram cares for patients primarily through home infusion as well as a national network of more than 85 locations, including more than 65 ambulatory infusion suites. The transaction is subject to customary closing conditions, including necessary regulatory approvals, and is expected to close by the end of the first quarter of 2014.

THE OFFERING

Issuer	CVS Caremark Corporation.

Securities Offered	$750,000,000 aggregate principal amount of 1.20% Senior Notes due 2016 (the “2016 notes”).

$1,250,000,000 aggregate principal amount of 2.25% Senior Notes due 2018 (the “2018 notes”).

$1,250,000,000 aggregate principal amount of 4.00% Senior Notes due 2023 (the “2023 notes”).

$750,000,000 aggregate principal amount of 5.30% Senior Notes due 2043 (the “2043 notes”).

Maturity Date	The 2016 notes: December 5, 2016

The 2018 notes: December 5, 2018

The 2023 notes: December 5, 2023

The 2043 notes: December 5, 2043

Interest Payment Dates	We will pay interest on the notes on June 5 and December 5, beginning on June 5, 2014.

Interest on the notes being offered by this prospectus supplement will accrue from December 5, 2013.

Ranking	The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $3,961,645,300, which we intend to use to repay commercial paper and for general corporate purposes, which may include funding the acquisition of Coram. See “Use of Proceeds”

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of the Notes—Optional Redemption.”

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control.”

Certain Covenants	The indenture pursuant to which the notes will be issued contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined therein) to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth under “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated by reference herein and any updates thereto in our subsequent SEC filings.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $3,961,645,300, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay commercial paper and for general corporate purposes, which may include funding the acquisition of Coram. As of November 27, 2013, we had $1,205,784,000 of commercial paper outstanding with a weighted average interest rate of 0.2559%.

CAPITALIZATION

The table below sets forth the Company’s total capitalization at September 30, 2013 on an actual basis and as adjusted to give effect to this offering.

You should read the table together with the Company’s consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	September 30, 2013
	Actual	As Adjusted(1)
($ in millions)	(Unaudited)
Cash and cash equivalents	$1,505	$4,653
Short-term investments	108	108

Total cash and short-term investments	1,613	4,761

Short-term debt:
Commercial paper	814	—
4.875% Notes due 2014	550	550
Other	22	22

Total short-term debt	1,386	572

Long-term debt:
3.25% Notes due 2015	550	550
6.125% Notes due 2016	421	421
5.75% Notes due 2017	1,310	1,310
6.60% Notes due 2019	394	394
4.75% Notes due 2020	450	450
4.125% Notes due 2021	550	550
2.750% Notes due 2022	1,250	1,250
6.25% Notes due 2027	1,000	1,000
6.125% Notes due 2039	1,500	1,500
5.750% Notes due 2041	950	950
6.302% Enhanced Capital Advantage Preferred Securities	41	41
1.20% 2016 Notes offered hereby	—	750
2.25% 2018 Notes offered hereby	—	1,250
4.00% 2023 Notes offered hereby	—	1,250
5.30% 2043 Notes offered hereby	—	750
Other	403	403

Total long-term debt(1)	8,819	12,819

Total debt	10,205	13,391

Shareholders’ equity:
Common stock	17	17
Treasury stock, at cost	(18,462)	(18,462)
Shares held in trust	(31)	(31)
Capital surplus	29,653	29,653
Retained earnings	27,551	27,551
Accumulated other comprehensive loss	(194)	(194)

Total shareholders’ equity	38,534	38,534

Total capitalization	$48,739	$51,925

(1)	We intend to use the net proceeds from this offering to repay commercial paper and for general corporate purposes which may include funding the acquisition of Coram. The as adjusted column does not give effect to the consummation of the acquisition. This offering is not contingent upon the consummation of the acquisition.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth the selected historical consolidated financial and operating data for CVS Caremark. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008 have been derived from CVS Caremark’s consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected consolidated financial and operating data as of and for the nine months ended September 30, 2013 and 2012 are derived from CVS Caremark’s unaudited condensed consolidated financial statements as of those dates.

You should not take historical results as necessarily indicative of the results that may be expected for any future period. You should read this selected consolidated financial and operating data in conjunction with CVS Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated by reference herein, and CVS Caremark’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 incorporated by reference herein.

	(Unaudited) Nine Months Ended September 30,		Fiscal Year
	2013	2012	2012(1)	2011(1)	2010(1)	2009(1)	2008(1)
	(in millions, except per share amounts, number of stores and ratios)
Statement of Operations Data:
Net revenues	$93,979	$91,739	$123,133	$107,100	$95,778	$98,215	$87,005
Gross profit	17,452	16,209	22,506	20,561	20,219	20,358	18,272
Operating expenses	11,624	11,284	15,278	14,231	14,082	13,933	12,237

Operating profit	5,828	4,925	7,228	6,330	6,137	6,425	6,035
Interest expense, net	374	397	557	584	536	525	509
Loss on early extinguishment of debt	—	—	348	—	—	—	—

Income tax provision(2)	2,116	1,775	2,441	2,258	2,179	2,200	2,189

Income from continuing operations	3,338	2,753	3,882	3,488	3,422	3,700	3,337
Income (loss) from discontinued operations(3)	(7)	(7)	(7)	(31)	2	(4)	(125)

Net income	3,331	2,746	3,875	3,457	3,424	3,696	3,212
Net loss attributable to noncontrolling interest(4)	—	2	2	4	3	—	—
Preference dividends, net of income tax benefit	—	—	—	—	—	—	(14)

Net income attributable to CVS Caremark	$3,331	$2,748	$3,877	$3,461	$3,427	$3,696	$3,198

Per Common Share Data:
Income from continuing operations attributable to CVS Caremark:
Basic	$2.72	$2.15	$3.06	$2.61	$2.51	$2.58	$2.32
Diluted	2.70	2.14	3.03	2.59	2.49	2.55	2.27
Income (loss) from discontinued operations(3):
Basic	$(0.01)	$(0.01)	$(0.01)	$(0.02)	$—	$—	$(0.09)
Diluted	(0.01)	(0.01)	(0.01)	(0.02)	—	—	(0.09)
Net income attributable to CVS Caremark:
Basic	$2.72	$2.15	$3.05	$2.59	$2.51	$2.58	$2.23
Diluted	2.70	2.13	3.03	2.57	2.49	2.55	2.18
Cash dividends per common share	0.6750	0.4875	0.6500	0.5000	0.3500	0.3050	0.2580

	(Unaudited) Nine Months Ended September 30,		Fiscal Year
	2013	2012	2012(1)	2011(1)	2010(1)	2009(1)	2008(1)
	(in millions, except per share amounts, number of stores and ratios)
Balance Sheet:
Total working capital	$6,334	$5,616	$6,062	$6,638	$6,636	$5,237	$3,036
Total assets	67,805	64,796	65,912	64,543	62,169	61,641	60,960
Long-term debt	8,819	9,210	9,133	9,208	8,652	8,756	8,057
Total shareholders’ equity	38,534	36,916	37,704	38,051	37,700	35,768	34,574
Other Operating Data:
Ratio of earnings to fixed charges(5)	6.68x	5.62x	5.73x	5.26x	5.36x	5.83x	5.81x
Total same store sales growth(6)	0.9%	6.1%	5.5%	2.3%	2.1%	5.0%	4.5%
Pharmacy same store sales growth	1.3%	7.4%	6.5%	3.1%	2.9%	6.9%	4.8%
Number of stores (at end of period)	7,649	7,482	7,508	7,388	7,226	7,074	6,981

(1)	On December 23, 2008, CVS Caremark’s Board of Directors approved a change in its fiscal year-end from the Saturday nearest December 31 each year to December 31 of each subsequent year to better reflect its position in the health care, rather than the retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal year 2008. As you review CVS Caremark’s operating performance, please consider that fiscal 2012, 2011, 2010 and 2009 include 365 days and fiscal 2008 includes 368 days.

(2)	Income tax provision includes the effect of the following: (i) in 2010, the recognition of $47 million of previously unrecognized tax benefits, including interest, relating to the expiration of various statutes of limitation and settlements with tax authorities and (ii) in 2009, the recognition of $167 million of previously unrecognized tax benefits, including interest, relating to the expiration of various statutes of limitation and settlements with tax authorities.

(3)	On November 1, 2011, CVS Caremark sold its TheraCom, L.L.C. (“TheraCom”) subsidiary to Amerisource Bergen Corporation for $250 million, plus a working capital adjustment of $7 million which CVS Caremark received in March 2012. TheraCom is a provider of commercialization support services to the biotech and pharmaceutical industry. The results of the TheraCom business are presented as discontinued operations and have been excluded from continuing operations for all periods presented.

In connection with certain business dispositions completed between 1991 and 1997, CVS Caremark retained guarantees on store lease obligations for a number of former subsidiaries, including Linens ‘n Things which filed for bankruptcy in 2008. CVS Caremark’s income (loss) from discontinued operations includes lease-related costs which CVS Caremark believes it will likely be required to satisfy pursuant to its Linens ‘n Things lease guarantees.

Below is a summary of the results of discontinued operations:

	Nine Months Ended September 30,		Fiscal Year
($ in millions)	2013	2012	2012	2011	2010	2009	2008
Income from operations of TheraCom	$—	$—	$—	$18	$28	$13	$11
Gain on disposal of TheraCom	—	—	—	53	—	—	—
Loss on disposal of Linens ‘n Things	(11)	(11)	(12)	(7)	(24)	(19)	(214)
Income tax benefit (provision)	4	4	5	(95)	(2)	2	78

Income (loss) from discontinued operations, net of tax	$(7)	$(7)	$(7)	$(31)	$2	$(4)	$(125)

(4)	Represents the minority shareholders’ portion of the net loss from the Company’s majority owned subsidiary Generation Health, Inc. acquired in the fourth quarter of 2009. In June 2012, CVS Caremark acquired the remaining 40% interest in Generation Health, Inc. from minority shareholders and employee option holders for $31 million.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income tax provision and fixed charges (excluding capitalized interest). Fixed charges consist of interest, capitalized interest and one-third of rental expense, which is deemed representative of the interest factor.

(6)	Beginning in November 2009, same store sales growth includes the stores acquired in the acquisition of Longs Drug Stores Corporation and its subsidiaries, which was completed in late October 2008.

DESCRIPTION OF THE NOTES

General

The 1.20% Senior Notes due 2016, which we refer to as the “2016 notes,” the 2.25% Senior Notes due 2018, which we refer to as the “2018 notes,” the 4.00% Senior Notes due 2023, which we refer to as the “2023 notes,” and the 5.30% Senior Notes due 2043, which we refer to as the “2043 notes,” each constitute a series of senior debt securities described in the accompanying prospectus. This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of notes will be issued under the Senior Indenture dated August 15, 2006 between CVS Caremark Corporation (formerly known as “CVS Corporation”), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”). The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in this prospectus supplement.

The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

We do not intend to list the notes on a national securities exchange.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. However, the provisions of the indenture do:

(1) provide that, subject to certain exceptions, neither we nor any of our Restricted Subsidiaries (as defined therein) will subject our property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with such other indebtedness thereby secured, and

(2) contain certain limitations on the entry into certain sale and leaseback arrangements by us and our Restricted Subsidiaries.

Principal, Maturity and Interest

The 2016 notes will be issued in an aggregate principal amount of $750,000,000 and will mature on December 5, 2016. The 2016 notes will bear interest at 1.20% per annum from December 5, 2013, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 21 or November 20 immediately preceding the respective interest payment on June 5 or December 5 of each year, respectively, commencing June 5, 2014.

The 2018 notes will be issued in an aggregate principal amount of $1,250,000,000 and will mature on December 5, 2018. The 2018 notes will bear interest at 2.25% per annum from December 5, 2013, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 21 or November 20 immediately preceding the respective interest payment on June 5 or December 5 of each year, respectively, commencing June 5, 2014.

The 2023 notes will be issued in an aggregate principal amount of $1,250,000,000 and will mature on December 5, 2023. The 2023 notes will bear interest at 4.00 % per annum from December 5, 2013, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 21 or November 20 immediately preceding the respective interest payment on June 5 or December 5 of each year, respectively, commencing June 5, 2014.

The 2043 notes will be issued in an aggregate principal amount of $750,000,000 and will mature on December 5, 2043. The 2043 notes will bear interest at 5.30% per annum from December 5, 2013, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 21 or November 20 immediately preceding the respective interest payment on June 5 or December 5 of each year, respectively, commencing June 5, 2014.

If any interest payment date, redemption date or the maturity date of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Discharge and Defeasance of Debt Securities and Covenants” in the accompanying prospectus for more information about how we may do this.

We may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Ranking

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Optional Redemption

The 2016 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to the redemption date, equal to the greater of:

(1) 100% of the principal amount thereof, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 10 basis points for the 2016 notes.

Prior to the date that is one month prior to the maturity date, the 2018 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to the redemption date, equal to the greater of:

(1) 100% of the principal amount thereof, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points for the 2018 notes.

On or after the date that is one month prior to the maturity date, the 2018 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

Prior to the date that is three months prior to the maturity date, the 2023 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to the redemption date, equal to the greater of:

(1) 100% of the principal amount thereof, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 20 basis points for the 2023 notes.

On or after the date that is three months prior to the maturity date, the 2023 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

Prior to the date that is six months prior to the maturity date, the 2043 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to the redemption date, equal to the greater of:

(1) 100% of the principal amount thereof, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points for the 2043 notes.

On or after the date that is six months prior to the maturity date, the 2043 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to a series of notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to each series of the notes offered hereby, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

“Independent Investment Banker” means, with respect to each series of notes offered hereby, Barclays Capital Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date for a series of notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means, with respect to each series of the notes offered hereby, (i) Barclays Capital Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series of the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

A notice of redemption shall be mailed by us (or, at our request, by the trustee on our behalf) by first class mail to each holder of notes to be redeemed. Such notice of redemption shall specify the principal amount of notes to be redeemed, the CUSIP and ISIN numbers of the notes to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of such notes. Once notice of redemption is sent to holders, notes of a series called for redemption will become due and payable on the redemption date at the redemption price for such series, plus interest accrued to the redemption date. On or before 10:00 a.m. New York City time on the redemption date, we will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes of a series so called for redemption at the appropriate redemption price for such series, together with accrued interest to the date fixed for redemption. Unless we default in payment of the redemption price for such series plus interest accrued to the redemption date, commencing on the redemption date interest on notes of a series called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price for such series and any unpaid interest to the redemption date.

If fewer than all of the notes of a particular series are being redeemed, the trustee will select the notes of such series to be redeemed in accordance with the procedures of the Depository Trust Company (“DTC”). Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000 original principal amount) of their notes pursuant to the offer described below (Change of Control Offer) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (Change of Control Payment). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (Change of Control Payment Date), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and the properties and assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of our voting power or our voting stock then outstanding; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or our assets and the assets of our respective subsidiaries taken as a whole to one or more persons (as defined in the indenture) other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

Under clause (3) of the definition Change of Control described above, a Change of Control will occur when a majority of our directors are not Continuing Directors. In a decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require us to make a Change of Control Offer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Services, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with each series of notes offered hereby in all respects, including having the same CUSIP number as such series, so that such additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes, except for the public offering price and issue date. No additional notes of a series may be issued if an event of default has occurred and is continuing with respect to such series of notes. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Book-Entry System

Upon sale, each series of the notes will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, the DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities representing the notes.

The global securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•

DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•

there shall have occurred and be continuing an Event of Default under the indenture with respect to any of the global securities and the outstanding notes of the series represented by such global securities shall have become due and payable pursuant to the indenture and the trustee has requested that certificated notes be issued; or

•

we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global securities representing the notes of the applicable series as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued and in certain other limited circumstances.

•

Principal, premium, if any, and interest payments on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

We have entered into an underwriting agreement with Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective principal amount of notes shown opposite its name in the following table.

Underwriters	Principal Amount of 2016 Notes	Principal Amount of 2018 Notes	Principal Amount of 2023 Notes	Principal Amount of 2043 Notes
Barclays Capital Inc.	$92,250,000	$153,750,000	$153,750,000	$92,250,000
J.P. Morgan Securities LLC	92,250,000	153,750,000	153,750,000	92,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	92,250,000	153,750,000	153,750,000	92,250,000
BNY Mellon Capital Markets, LLC	92,250,000	153,750,000	153,750,000	92,250,000
Wells Fargo Securities, LLC	92,250,000	153,750,000	153,750,000	92,250,000
Guggenheim Securities, LLC	30,000,000	50,000,000	50,000,000	30,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000	50,000,000	50,000,000	30,000,000
RBC Capital Markets, LLC	30,000,000	50,000,000	50,000,000	30,000,000
RBS Securities Inc.	30,000,000	50,000,000	50,000,000	30,000,000
SunTrust Robinson Humphrey, Inc.	30,000,000	50,000,000	50,000,000	30,000,000
U.S. Bancorp Investments, Inc.	30,000,000	50,000,000	50,000,000	30,000,000
Fifth Third Securities, Inc.	15,000,000	25,000,000	25,000,000	15,000,000
KeyBanc Capital Markets Inc.	15,000,000	25,000,000	25,000,000	15,000,000
Mizuho Securities USA Inc.	15,000,000	25,000,000	25,000,000	15,000,000
SMBC Nikko Securities America, Inc.	15,000,000	25,000,000	25,000,000	15,000,000
PNC Capital Markets LLC	11,250,000	18,750,000	18,750,000	11,250,000
Santander Investment Securities Inc.	11,250,000	18,750,000	18,750,000	11,250,000
BB&T Capital Markets, a division of BB&T Securities, LLC	7,500,000	12,500,000	12,500,000	7,500,000
TD Securities (USA) LLC	7,500,000	12,500,000	12,500,000	7,500,000
Capital One Securities, Inc.	3,750,000	6,250,000	6,250,000	3,750,000
Regions Securities LLC	3,750,000	6,250,000	6,250,000	3,750,000
The Williams Capital Group, L.P.	3,750,000	6,250,000	6,250,000	3,750,000

Total	$750,000,000	$1,250,000,000	$1,250,000,000	$750,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement.

The representatives of the underwriters have advised us that the underwriters intend to offer the notes initially at the public offering price shown on the cover page of this prospectus supplement and may offer the notes to certain dealers at such public offering price less a selling concession not to exceed $3.00 per $1,000 in aggregate principal amount of the notes with respect to the 2016 notes, $3.50 per $1,000 in aggregate principal amount of the notes with respect to the 2018 notes, $4.00 per $1,000 in aggregate principal amount of the notes with respect to the 2023 notes, and $5.00 per $1,000 in aggregate principal amount of the notes with respect to the 2043 notes. The underwriters may allow, and dealers may re-allow, a concession on sales to other dealers not to exceed $2.50 per $1,000 in aggregate principal amount of the notes with respect to the 2016 notes, $2.50 per $1,000 in aggregate principal amount of the notes with respect to the 2018 notes, $2.50 per $1,000 in aggregate principal amount of the notes with respect to the 2023 notes and $2.50 per $1,000 in aggregate principal amount of the notes with respect to the 2043 notes. After the initial offering of the notes, the representatives may change the public offering price and the concession to selected dealers.

Commission and Expenses

The following table shows the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the notes:

	Per $1,000 Principal Amount of Notes	Total
2016 Notes	$3.50	$2,625,000
2018 Notes	$6.00	$7,500,000
2023 Notes	$6.50	$8,125,000
2043 Notes	$8.75	$6,562,500

We estimate that the expenses of this offering that are payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $4,889,700.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales, penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

•

A syndicate short position is created by sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase in the offering. Since the underwriters in this offering do not have an over-allotment option to purchase additional notes, their short position, if any, will be a naked short position. A naked short position can be closed out only by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement. Barclays Capital Inc. is acting as the Company’s financial advisor in connection with the Coram acquisition. An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is the trustee, registrar and paying agent for the notes. Additionally, a member of our board of directors is an officer of Bank of America Corporation, an affiliate of the underwriters.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Residents of Canada

The offering of the notes in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the notes may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the notes in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the notes are offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the notes by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Shearman & Sterling LLP, the following, subject to the limitations set forth below, describes the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes held as capital assets (generally, assets held for investment) by those initial holders who purchase notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge or other integrated transaction, United States Holders (as defined below) whose functional currency is not the U.S. dollar, pass-through entities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax. If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships considering an investment in notes are urged to consult their tax advisers as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

Prospective investors are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is: (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

In certain circumstances, we may elect or be required to make payments in excess of the stated interest and principal payable on the notes (see “Description of the Notes – Optional Redemption” and “Description of the Notes – Change of Control”). The obligation to make these payments could implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments,” which, if applicable, could cause the timing, amount and character of a holder’s income in respect of the notes to be different from the consequences discussed below. Based in part on assumptions regarding the likelihood that such additional amounts will be paid, we intend to take the position that the possibility of such payments should not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Under this position, additional income, described above, if any, will be recognized if and when any such additional payment is made as additional interest or proceeds from a disposition of the notes as described below. This position is binding on you unless you disclose a contrary position to the Internal Revenue Service (the “IRS”) in the manner required by applicable U.S. Treasury regulations. It is possible, however, that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the note. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s regular method of accounting for U.S. federal income tax purposes. If, as anticipated, the notes are sold in this offering at par, or at a de minimis discount from par, then the notes will not bear original issue discount for U.S. federal income tax purposes. For this purpose, discount is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the notes (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition and the United States Holder’s tax basis in the note at that time. For these purposes, the amount realized will generally include the sum of the cash and the fair market value of any property received in exchange for the note. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “Payments of Interest”, to the extent not previously included in income by the United States Holder. A United States Holder’s tax basis in a note generally will equal the cost of the note to the United States Holder, reduced by any payments of principal received before the disposition of the note. Gain or loss realized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Under current law, long term capital gains of certain non-corporate holders are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain United States Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the United States Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the United States Holder’s modified adjusted gross income for the taxable year over an applicable threshold. For these purposes, net investment income will generally include interest on and capital gains from the sale or other disposition of the notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States Holder who is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the notes.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder generally will be subject to backup withholding on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s U.S. federal income tax liability and may entitle the United States

Holder to a refund of any excess amounts withheld, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is an individual, corporation, estate or trust that is not a United States Holder (as defined above).

Payments of Interest

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any applicable withholding agent to any Non-United States Holder will generally not be subject to U.S. federal income tax or withholding tax, provided that: (a) the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (b) the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and (c) the Non-United States Holder either (x) certifies on IRS Form W-8BEN (or applicable successor form), under penalties of perjury, that it is not a U.S. person or (y) holds the notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.

Subject to the discussion below concerning income of a Non-United States Holder that is effectively connected with the conduct of a trade or business in the United States, a Non-United States Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the notes. A Non-United States Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN (or successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange or Other Disposition of the Notes

Subject to the discussion of backup withholding below, a Non-United States Holder of a note will generally not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of the note, unless:

(i)	the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States (and, if an income tax treaty so requires, is atttributable to a permanent establishment in the United States), subject to an applicable income tax treaty providing otherwise; or

(ii)	the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-United States Holder described in (i) above, you generally will be subject to tax as described below in “– United States Trade or Business”. If you are a Non-United States Holder described in (ii) above, you generally will be subject to a flat 30% (or lower applicable treaty rate) United States federal income tax on the gain derived from the sale, exchange, retirement or other taxable disposition, which may be offset by certain United States source capital losses.

United States Trade or Business

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of this trade or business, the

Non-United States Holder, although exempt from the withholding tax on interest discussed above, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above, with the exception of the discussion regarding the Medicare Tax), subject to an applicable income tax treaty providing otherwise. The Non-United States Holder will be required to provide to the Company or other applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. In addition to regular U.S. federal income tax, Non-United States Holders that are corporations may be subject to a U.S. branch profits tax at a 30% rate (or a lower treaty rate, if any). Non-United States Holders engaged in a trade or business in the United States should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments of interest on the notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the U.S. IRS in connection with the proceeds from a sale or other disposition of the notes, and the Non-United States Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s U.S. federal income tax liability and may entitle the Non-United States Holder to a refund of any excess amounts withheld, provided that the required information is furnished on a timely basis to the IRS.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and gross proceeds from the sale of certain securities producing such U.S. source interest made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners.

Under recently issued final Treasury regulations, as modified by IRS Notice 2013-43, the withholding obligations described above generally will apply to payments of U.S. source interest on debt instruments made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of debt instruments on or after January 1, 2017. However, the recently issued final Treasury regulations, as modified by IRS Notice 2013-43, also provide that the FATCA withholding obligations described above do not apply to debt instruments issued before July 1, 2014 and which are not the subject of a “significant modification” (in such a way that they are considered to be re-issued for U.S. federal income tax purposes) on or after that date. Accordingly, FATCA withholding is not expected to be required in respect of the notes unless they are subject to a significant modification in the future. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the notes.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriters by White  & Case LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of CVS Caremark Corporation incorporated by reference in CVS Caremark Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of CVS Caremark Corporation’s internal control over the financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and CVS Caremark Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of CVS Caremark Corporation for the three-month periods ended March 31, 2013 and 2012, June 30, 2013 and 2012, September 30, 2013 and 2012, the six-month periods ended June 30, 2013 and 2012 and the nine-month periods ended September 30, 2013 and 2012, incorporated by reference in this Prospectus Supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 1, 2013, August 6, 2013 and November 5, 2013, included in CVS Caremark Corporation’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

CVS CAREMARK CORPORATION

DEBT SECURITIES

We may offer from time to time debt securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2013.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “CVS Caremark,” the “Company,” “we,” “us,” and “our” refer to CVS Caremark Corporation and its subsidiaries.

THE COMPANY

Introduction

CVS Caremark Corporation, together with its subsidiaries, is the largest integrated pharmacy health care provider in the United States. We are uniquely positioned to deliver significant benefits to health plan sponsors through effective cost management solutions and innovative programs that engage plan members and promote healthier and more cost-effective behaviors. Our integrated pharmacy services model enhances our ability to offer plan members and consumers expanded choice, greater access and more personalized services to help them on their path to better health.

We effectively manage pharmaceutical costs and improve health care outcomes through our pharmacy benefit management (“PBM”), mail order and specialty pharmacy division, CVS Caremark® Pharmacy Services; our more than 7,400 CVS/pharmacy® retail stores; our retail-based health clinic subsidiary, MinuteClinic®; and our online retail pharmacy, CVS.com®.

As of December 31, 2012, we have three reportable business segments: Pharmacy Services, Retail Pharmacy and Corporate.

Overview of Our Pharmacy Services Segment

The Pharmacy Services Segment provides a full range of PBM services to our clients consisting primarily of employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, through our SilverScript Insurance Company and Pennsylvania Life Insurance Company subsidiaries, we are a national provider of drug benefits to eligible beneficiaries under the Federal Government’s Medicare Part D program. The Pharmacy Services business operates under the CVS Caremark® Pharmacy Services, Caremark®, CVS Caremark®, CarePlus CVS/pharmacy®, RxAmerica® and Accordant® names. As of December 31, 2012, the Pharmacy Services Segment operated 31 retail specialty pharmacy stores, 12 specialty mail order pharmacies and five mail service pharmacies located in 22 states, Puerto Rico and the District of Columbia.

Overview of Our Retail Pharmacy Segment

As of December 31, 2012, the Retail Pharmacy Segment included 7,458 retail drugstores, of which 7,402 operated a pharmacy, our online retail pharmacy website, CVS.com, 19 onsite pharmacy stores and our retail health care clinics. The retail drugstores are located in 42 states, Puerto Rico and the District of Columbia operating primarily under the CVS/pharmacy® name. We currently operate in 92 of the top 100 U.S. drugstore markets and hold the number one or number two market share in 74 of these markets. CVS/pharmacy stores sell prescription drugs and a wide assortment of over-the-counter and personal care products, beauty and cosmetic products, and general merchandise, which we refer to as “front store” products. Existing retail stores range in size from approximately 5,000 to 30,000 square feet, although most new stores range in size from approximately 8,000 to 15,000 square feet and typically include a drive-thru pharmacy. During 2012, we filled approximately 718 million retail prescriptions, or approximately 21% of the U.S. retail pharmacy market.

As of December 31, 2012, we operated 640 retail health care clinics in 25 states and the District of Columbia under the MinuteClinic® name, 633 of which were located within CVS/pharmacy stores.

Overview of Our Corporate Segment

Our Corporate Segment provides management and administrative services to support the overall operations of the Company. The Corporate Segment consists of certain aspects of our executive management, corporate relations, legal, compliance, human resources, corporate information technology and finance departments.

Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, and our telephone number is (401) 765-1500. We maintain a website at http://info.cvscaremark.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K filed with the SEC on February 15, 2013

You may request a copy of these filings at no cost, by writing or telephoning the office of:

Nancy R. Christal

Senior Vice President, Investor Relations

CVS Caremark Corporation

670 White Plains Road, Suite 210

Scarsdale, New York 10583

(800) 201-0938

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may contain certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Caremark Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings or earnings per common share growth, adjusted earnings or adjusted earnings per common share growth, free cash flow, debt ratings, inventory levels, inventory turn and loss rates, store development, relocations and new market entries, PBM business and sales trends, the Company’s ability to attract or retain customers, Medicare Part D competitive bidding and enrollment and new product development, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including, but not limited to:

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Risks relating to the health of the economy in general and in the markets we serve, which could impact consumer purchasing power, preferences and/or spending patterns, drug utilization trends, the financial health of our PBM clients or other payors doing business with the Company and our ability to secure necessary financing, suitable store locations and sale-leaseback transactions on acceptable terms.

•	Efforts to reduce reimbursement levels and alter health care financing practices, including pressure to reduce reimbursement levels for generic drugs.

•	The possibility of PBM client loss and/or the failure to win new PBM business.

•	Risks related to the frequency and rate of the introduction of generic drugs and brand name prescription products.

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Risks of declining gross margins in the PBM industry attributable to increased competitive pressures, increased client demand for lower prices, enhanced service offerings and/or higher service levels and market dynamics and regulatory changes that impact our ability to offer plan sponsors pricing that includes the use of retail “differential” or “spread.”

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Regulatory changes, business changes and compliance requirements relating to our participation in Medicare, Medicaid and other federal and state government-funded programs, including requirements and restrictions imposed by the Centers for Medicare and Medicaid Services and other government agencies, as applicable, relating to our participation in the Medicare Part D program and other government-funded programs.

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Possible changes in industry pricing benchmarks used to establish pricing in many of our PBM client contracts, pharmaceutical purchasing arrangements, retail network contracts, specialty payor agreements and other third party payor contracts.

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An extremely competitive business environment, including the uncertain impact of increased consolidation in the PBM industry, uncertainty concerning the ability of our retail pharmacy business to secure and maintain contractual relationships with PBMs and other payors on acceptable terms, uncertainty concerning the ability of our PBM business to secure and maintain competitive access, pricing and other contract terms from retail network pharmacies in an environment where some PBM clients are willing to consider adopting narrow or more restricted retail pharmacy networks.

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Uncertainty relating to the effect on our net revenues, gross profit, marketing and other operating expenses and cash flows over time if we are unable to retain the business we have gained as a result of the Express Scripts and Walgreens contractual impasse to the extent anticipated.

•	Risks relating to our ability to secure timely and sufficient access to the products we sell from our domestic and/or international suppliers.

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Reform of the U.S. health care system, including ongoing implementation of the Patient Protection and Affordable Care Act, continuing legislative efforts, regulatory changes and judicial interpretations impacting our health care system and the possibility of shifting political and legislative priorities related to reform of the health care system in the future.

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Risks relating to our failure to properly maintain our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information.

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Risks related to compliance with a broad and complex regulatory framework, including compliance with new and existing federal, state and local laws and regulations relating to health care, accounting standards, corporate securities, tax, environmental and other laws and regulations affecting our business.

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Risks related to litigation, government investigations and other legal proceedings as they relate to our business, the pharmacy services, retail pharmacy or retail clinic industries or to the health care industry generally.

•	Other risks and uncertainties detailed from time to time in our filings with the SEC.

The foregoing list is not exhaustive. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and a portion of net rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

CVS Caremark Corporation

Computation of Ratio of Earnings to Fixed Charges

	Fiscal Year (1)
	2012 (2)	2011	2010	2009	2008

Ratio of earnings to fixed charges	5.73x	5.26x	5.36x	5.83x	5.81x

(1)	On December 23, 2008, CVS Caremark’s Board of Directors approved a change in its fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect its position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. As you review CVS Caremark’s operating performance, please consider that 2012 includes 366 days, 2011, 2010 and 2009 include 365 days in each year, and 2008 includes 368 days.

(2)	Effective January 1, 2012, the Company changed its methods of accounting for prescription drug inventories in the Retail Pharmacy Segment from the retail inventory method to the weighted average cost method. Had the Company not made this change in accounting principle, for the year ended December 31, 2012, earnings from continuing operations would have been approximately $19 million lower. Additional details of the accounting change are discussed in Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under two or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., a national banking association, as trustee. Each of the senior indenture and the subordinated indenture is referred to as an indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summary is not complete and the terms and provisions of the indentures summarized herein may be modified by adding or removing covenants, events of default or other provisions as reflected in the relevant prospectus supplement for each particular series of debt securities. The indentures have been incorporated by reference as exhibits to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

The indentures will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

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if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer the payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of CVS Caremark.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all “senior indebtedness” (as defined in the subordinated indenture) of CVS Caremark. See the subordinated indenture, section 1.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern CVS Caremark or a substantial part of its property; or

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a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

Restrictions on Secured Funded Debt.    The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Debt that the debt securities (together with, if we shall so determine, any other of our Indebtedness or such Restricted Subsidiary’s Indebtedness then existing or thereafter created which is not subordinated to the debt securities) will be secured equally and ratably with (or prior to) such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all of our outstanding Secured Debt and the outstanding Secured Debt of our Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (8) under “Limitation on Sale/Leaseback Transactions” below), would not exceed 15% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under “Limitation on Sale/Leaseback Transactions” below, Indebtedness, secured by:

(1) Liens on property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

(2) Liens on property, shares of capital stock or Indebtedness existing at the time of acquisition thereof or incurred within 360 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by us or any Restricted Subsidiary;

(3) Liens on property, shares of capital stock or Indebtedness thereafter acquired (or constructed) by us or any Restricted Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(4) Liens in favor of us or any Restricted Subsidiary;

(5) Liens in favor of the United States of America, any State thereof or the District of Columbia or any foreign government, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

(6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Internal Revenue Code;

(7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

(8) Liens incurred (no matter when created) in connection with our or a Restricted Subsidiary’s engaging in leveraged or single investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of ours or of such Restricted Subsidiary;

(9) Liens in favor of a governmental agency to qualify us or any Restricted Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(10) Good faith deposits in connection with bids, tenders, contracts or deposits to secure our or any Restricted Subsidiary’s public or statutory obligations, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any Restricted Subsidiary are a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business;

(11) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(12) Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $1,000,000; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000;

(13) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Restricted Subsidiary, as the case may be;

(14) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of our business and that of our Restricted Subsidiaries;

(15) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property or improvements thereto created prior to or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment to lend entered into prior to, at the time of, or within 360 days) after completion of such construction, alteration or repair;

(16) Liens existing on the date of the indenture;

(17) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(18) Any extension, renewal, refunding or replacement of the foregoing, provided that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

“Attributable Debt” means, in connection with any sale and leaseback transaction under which either we or any Restricted Subsidiary are at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the lesser of (A) total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted average Yield to Maturity (as defined in the indenture) of the debt securities, such average being weighted by the principal amount of each series of the debt securities and (ii) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually or (B) the sale price for the assets so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of the lease.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (i) any of our Indebtedness or Indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP, and (iv) all Capital Lease Obligations (as defined in the indenture).

“Indebtedness” means, at any date, without duplication, all of our obligations for borrowed money or obligations for borrowed money of a Restricted Subsidiary.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens on any Principal Property of ours or of a Restricted Subsidiary which secure Secured Debt.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Restricted Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means real and tangible property owned and operated now or hereafter by us or any Restricted Subsidiary constituting a part of any store, warehouse or, distribution center located within the United States of America or its territories or possessions (excluding current assets, motor vehicles, mobile materials handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment), the net book value of which (including leasehold improvements and store fixtures constituting a part of such store, warehouse or distribution center) as of the date on which the determination is being made is more than 1.0% of Consolidated Net Tangible Assets. As of the date of this prospectus, none of our stores constitutes a Principal Property.

“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

“Secured Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the indenture or thereafter acquired or created), (ii) shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or (iii) Indebtedness of a Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means Subsidiaries designated as Unrestricted Subsidiaries from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

Limitation on Sale/Leaseback Transactions.    The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any of our or any Restricted Subsidiary’s Principal Property (which lease is required by GAAP to be capitalized on the balance sheet of such lessee), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (18) under “Restrictions on Secured Funded Debt” above) would not exceed 15% of Consolidated Net Tangible Assets.

This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under “Restrictions on Secured Funded Debt” above, Attributable Debt with respect to any sale and leaseback transaction if:

(1) We or a Restricted Subsidiary are permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (18) inclusive under “Restrictions on Secured Funded Debt” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the debt securities;

(2) The property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair market value (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a Restricted Subsidiary, within 360 days after the sale or transfer shall have been made by us or a Restricted Subsidiary, shall apply the proceeds thereof to the retirement of our or any Restricted Subsidiary’s Indebtedness or Funded Debt (other than Indebtedness or Funded Debt owned by us or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of Indebtedness or Funded Debt;

(3) We or a Restricted Subsidiary apply the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to the purchase of assets (and the cost of construction thereof) within 360 days prior or subsequent to such sale or transfer;

(4) The effective date of any such arrangement or the purchaser’s commitment therefor is within 36 months prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later;

(5) The lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years;

(6) The sale and leaseback transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) The lease secures or relates to industrial revenue or pollution control bonds; or

(8) The lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Merger, Consolidation and Disposition of Assets

Each indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (as defined in the indentures) (other than a consolidation with or merger with or into a Restricted Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Restricted Subsidiary) or permit any Person to merge with or into us unless: (a) either (i) we shall be the continuing Person or (ii) the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under each series of the debt securities and the indenture, and we shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes an obligation that is legal, valid and binding for us or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) we shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indentures) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above.

The indentures do not restrict, or require us to redeem or permit holders of any series of the debt securities to cause a redemption of the debt securities of that series in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the creditworthiness of our successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving us, whether or not involving a change in control. Accordingly, the holders of the debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of debt securities. The existing protective covenants applicable to the debt securities would continue to apply to us, or our successor, in the event of such a transaction initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Waiver and Notice

“Event of Default” with respect to a series of senior debt securities is defined in the senior indenture to be if:

(1) We default in the payment of all or any part of the principal of such series of the debt securities when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2) We default in the payment of any interest on such series of the debt securities when the same becomes due and payable, and such default continues for a period of 30 days;

(3) We default in the performance of or breach any of our other covenants or agreements in the indenture and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the affected series of the debt securities;

(4) An involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(5) We (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors;

(6) An event of default as defined in any one or more indentures or instruments evidencing or under which we have at the date of the indenture or shall thereafter have outstanding an aggregate of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such event of default under such indentures or instruments shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series; or

(7) Failure by us to make any payment at maturity, including any applicable grace period, in respect of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such failure shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series.

“Event of Default” with respect to a series of subordinated debt securities is defined in the subordinated indenture to include the events described in clauses (1), (2), (4) and (5) above.

If an Event of Default occurs and is continuing with respect to a series of the debt securities, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series by notice in writing to us (and to the trustee if given by holders), may declare the entire outstanding principal amount of the debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (4) or (5) occurs and is continuing with respect to a series of the debt securities, then the principal amount of all the debt securities of such series then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder of debt securities of such series or the trustee to the full extent permitted by applicable law.

Subject to provisions in the indenture for the indemnification of the trustee and certain other limitations, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the indenture with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of the debt securities of such series not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from holders of debt securities of such series pursuant to this paragraph.

Subject to various provisions in the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may waive an existing Default or Event of Default with respect to such series and its consequences, except a Default in the payment of principal of or interest on any debt security of such series as specified in clauses (1) or (2) of the first paragraph of this section or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such Default shall cease to exist with respect to such series, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Each indenture provides that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless: (i) such holder has previously given to the trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture; (iii) such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request. A holder of debt securities of any series may not use the indenture to prejudice the rights of another holder of such series or to obtain a preference or priority over such other holder.

Information

Each indenture provides that we shall file with the trustee and transmit to holders of the debt securities such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant to such Act.

The Company will be required to file with the trustee annually, within four months of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of the indenture.

Discharge and Defeasance of Debt Securities and Covenants

Each indenture provides that we may terminate our obligations under any series of debt securities if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of debt securities under the indenture; or (ii) (a) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the debt securities of such series for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, and (c) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the debt securities of such series have been complied with. The following obligations will survive until the debt securities of such series are no longer outstanding: our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Each indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“legal defeasance”) or (ii) may omit to comply with other specific covenants relating to the debt securities of such series in the indenture, and with respect to the senior indenture, such omission shall be deemed not to be an Event of Default under clause (3) of the first paragraph of “Events of Default, Waiver and Notice” (“covenant defeasance”); provided that the following conditions shall have been satisfied: (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; (c) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the holders of the debt securities of such series have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Notwithstanding legal or covenant defeasance, the following obligations will survive until the debt securities of such series are no longer outstanding: our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

Each indenture provides that we and the trustee may amend or supplement the indenture or any series of the debt securities without notice to or the consent of any holder of such series:

(1) to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders of debt securities of such series;

(2) to provide for the assumption of our obligations to the holders of the debt securities of such series in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; and

(5) to make any change that does not materially and adversely affect the rights of any holder of debt securities of such series, provided that any change to conform the terms of the debt securities to the indenture and to the Description of Debt Securities contained in this prospectus or prospectus supplement relating to the debt securities shall not be deemed to be adverse to any holder of such debt securities.

Each indenture also contains provisions whereby we and the trustee, subject to certain conditions, may amend the indenture and the outstanding debt securities of such series with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding, and the holders of a majority in principal amount of the outstanding debt securities of any series may waive future compliance by us with any provision of the indenture or the debt securities of such series.

Notwithstanding the foregoing provisions, without the consent of each holder of a series of the debt securities affected thereby, an amendment or waiver may not:

(1) extend the stated maturity of the principal of, or any installment of interest on, such holder’s debt securities, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any debt security of that series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(2) reduce the percentage in principal amount of outstanding debt securities of that series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain Defaults and their consequences provided for in the indenture;

(3) waive a Default in the payment of principal of or interest on any debt security of that series of such holder; or

(4) modify any of the provisions of this provision of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of that series thereunder affected thereby.

It shall not be necessary for the consent of any holder under this provision of the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, we shall give to the holders of the series of the debt securities affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

Each indenture and the debt securities will be governed by the laws of the State of New York.

The Trustee

We and our subsidiaries maintain ordinary banking and trust relationships with The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., a national banking association, and its affiliates.

FORMS OF SECURITIES

We will issue the debt securities in the form of one or more fully global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. One or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of CVS Caremark, the trustee, or any other agent of CVS Caremark or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium or interest or to holders on that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of CVS Caremark Corporation incorporated by reference in CVS Caremark Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of CVS Caremark Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and CVS Caremark Corporation’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.